                                                                    EXHIBIT 12.1

                        PHYSICIANS RESOURCE GROUP, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS EXCEPT RATIO)


                                                                  Three Months
                                     Year Ended December 31,     Ended March 31,
                                     -----------------------     ---------------
                                    1993   1994   1995   1996     1996    1997
                                    ----   ----   ----   ----     ----    ----
                                                                   (Unaudited)

Earnings:

Income (loss) from continuing
 operations before provision for
 income taxes, and extraordinary
 item                              $2,687 $4,030 $1,810 $14,942 $(5,162) $ 7,360
Interest expense                      343  1,492  1,962   3,428     614    2,648
Amortization of debt discount          -      -      -               -       206
One-third of long-term fixed rent      91    456  1,215   6,072     540    2,608
                                   ------ ------ ------ ------- -------  -------

        Total earnings (loss)      $3,121 $5,978 $4,987 $24,442 $(4,008) $12,822
                                   ====== ====== ====== ======= =======  =======


Fixed Charges:

Interest expense                   $  343 $1,492 $1,962 $ 3,428 $   614  $ 2,648
Amortization of debt discount          -      -      -               -       206
One-third of long-term fixed rent      91    456  1,215   6,072     540    2,608
                                   ------ ------ ------ ------- -------  -------

        Total fixed charges        $  434 $1,948 $3,177 $ 9,500 $ 1,154  $ 5,462
                                   ====== ====== ====== ======= =======  =======

Ratio of earnings to fixed
 charges                             7.19   3.07   1.57    2.57     (A)     2.35
                                   ====== ====== ====== ======= =======  =======

(A) Earnings were insufficient to cover fixed charges in the three month period ended March 31, 1996 by $5,162.